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                                                                    EXHIBIT 23.1
                        CONSENT OF KPMG PEAT MARWICK LLP
BOARD OF DIRECTORS
FIRST CHARTER CORPORATION
     We consent to the incorporation by reference in this Registration Statement on Form S-4 of First Charter Corporation of our report on the consolidated financial statements included in the 1994 Annual Report to Shareholders which is incorporated by reference in the 1994 Form 10-K of First Charter Corporation and to the reference to our firm under the heading "Experts" in the Joint Proxy Statement-Prospectus. Our report refers to a change in the method of accounting for investments and a change in the method of accounting for income taxes in 1993.
                                        KPMG PEAT MARWICK LLP

Charlotte, North Carolina
November 8, 1995